EXHIBIT 99.1

CMGI ANNOUNCES SECOND QUARTER

FISCAL 2004 FINANCIAL RESULTS

Charlestown, Mass. March 8, 2004 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2004 second quarter ended January 31, 2004.

Key Financial Metrics:

Q2 2004 Over Q1 2004

•	Total Net Revenue, Increased 6%

•	Total Operating Loss, Improved 32%

•	Net Income, Down 118%

•	Non-GAAP operating loss[1], Improved 31%

Second Quarter

CMGI reported net revenue from continuing operations of $100.3 million for its fiscal 2004 second quarter ended January 31, 2004. This compares to net revenue of $94.9 million for the first quarter ended October 31, 2003, an increase of $5.4 million, or 6%. This increase in revenue was primarily due to higher order volumes in the European supply chain management operations of the Company’s SalesLink subsidiary. Approximately $3.3 million of this revenue increase was attributable to the addition of a new product line offering in Europe by a major OEM customer.

CMGI reported an operating loss from continuing operations of $4.8 million for the second quarter ended January 31, 2004, a $2.3 million or 32% improvement versus the operating loss from continuing operations of $7.1 million for the first quarter ended October 31, 2003. The decrease in operating loss from continuing operations was largely the result of a 25% reduction in general and administrative expenses from the prior quarter. This cost reduction was partially offset by a decrease in gross margins from 8% in the first quarter to 6% in the second quarter of fiscal 2004. The gross margin decrease was largely attributable to three factors: (1) a mix shift in product distributed in Europe for a large customer, (2) reduced software replication shipments for a software customer, and (3) a price concession provided on a major contract. The fiscal 2004 second quarter operating loss from continuing operations included charges related to the amortization of stock-based compensation and depreciation totaling $1.5 million and net restructuring charges of $1.1 million. Included in the Company’s first quarter operating loss from continuing operations were charges related to the amortization of stock-based compensation and depreciation totaling $2.3 million, and net restructuring charges of $1.7 million.

CMGI reported a net loss of $5.5 million, or ($0.01) diluted loss per share, for the second quarter of fiscal 2004. This compares to net income of $29.9 million, or $0.07 diluted earnings per share, for the first quarter ended October 31, 2003. Last quarter’s $29.9 million net income included net non-operating gains of approximately $42.1 million, primarily attributable to the gain on the sale by AltaVista of shares of Overture Services, Inc. common stock. Net loss in the second quarter of fiscal 2004 included a loss from discontinued operations of $0.6 million. Net income in the first quarter of fiscal 2004 also included a loss from discontinued operations of $0.5 million.

Excluding the effects of charges related to depreciation, amortization, long-lived asset impairment, and restructuring, CMGI reported a non-GAAP operating loss1 from continuing operations of $2.2 million for the second quarter ended January 31, 2004, a 31% improvement versus the non-GAAP operating loss1 from continuing operations of $3.2 million in the first quarter ended October 31, 2003. The decrease in non-GAAP operating loss1 from continuing operations in the second quarter was primarily the result of lower general and administrative expenses and continued cost reduction efforts in the second quarter as compared to the first quarter.

The Company believes that its non-GAAP measure of operating income/(loss) from continuing operations (“non-GAAP operating income/(loss) 1”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of one-time gains/(losses), non-cash charges, and restructuring activities. Historically, the Company has recorded significant one-time gains/(losses), and impairment and restructuring charges and therefore management uses non-GAAP operating income/(loss)1 to assist in evaluating the Company’s operating performance. These non-GAAP results should be evaluated in light of the Company’s financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”). A table reconciling the Company’s non-GAAP operating loss to its GAAP operating loss is included in the statements of operations information in this release.

As of January 31, 2004, CMGI had consolidated cash, cash equivalents and marketable securities of $265.5 million, versus consolidated cash, cash equivalents and marketable securities of $269.7 million at the end of the prior quarter. Cash, cash equivalents and marketable securities decreased in the second quarter of fiscal year 2004 primarily due to cash usage from operating activities of continuing operations of approximately $3.4 million. This cash usage for operating activities of continuing operations represents a 26% improvement over the comparable cash usage of $4.6 million for the first quarter of fiscal year 2004.

George McMillan, President and Chief Executive Officer of CMGI, Inc., said: “We are pleased with the increase in our revenue, quarter over quarter, combined with our continued success in reducing our overall costs and increasing the productivity of assets and employees. The Company believes there is sufficient liquidity, with $265.5 million of cash, cash equivalents and marketable securities, to support and leverage our positions in Supply Chain Management and Marketing Distribution Services, pursue additional opportunities as deemed appropriate, and support our investment activities in @Ventures.”

Basis of Presentation

The Company’s results of continuing operations discussed herein exclude the results of operations of the Company’s former operating companies AltaVista and uBid, each of which sold substantially all of their assets, Engage, NaviSite, Yesmail and Tallan, each of which were divested; and ProvisionSoft, which ceased operations, during the fiscal year ended July 31, 2003. The results of operations of each of these former operating companies have been reported as discontinued operations in accordance with generally accepted accounting principles.

As of January 31, 2004, the Company’s operating businesses included its wholly-owned subsidiary, SalesLink Corporation (“SalesLink”), and SL Supply Chain Services International Corp., a wholly-owned subsidiary of SalesLink, each of which operate within the Company’s eBusiness and Fulfillment segment. The Company also continues to hold investments in various companies through its @Ventures venture capital affiliates.

Conference Call Scheduled for March 8th

CMGI will hold a conference call to discuss its fiscal 2004 second quarter results at 5:00 p.m. Eastern Time on March 8, 2004. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI) provides technology and commerce solutions that help businesses market, sell and distribute their products and services. In addition, CMGI’s venture capital affiliate, @Ventures, focuses on identifying, investing in and developing emerging companies. CMGI offers industry-leading global supply chain management and distribution and fulfillment services. For additional information, see www.cmgi.com.

[1]	The non-GAAP operating results are not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). Non-U.S. GAAP earnings measures do not have any standardized definition and are therefore unlikely to be comparable to similar measures presented by other reporting companies. This non-GAAP measure is provided to assist readers in evaluating CMGI’s operating performance and each of the items listed (depreciation, amortization of stock-based compensation, long-lived asset impairment and restructuring) were excluded because they may be considered to be of a non-operational nature. Readers are encouraged to consider this non-GAAP measure in conjunction with CMGI’s U.S. GAAP results. Previously, CMGI referred to this measure as “pro forma operating income/(loss).”

This release contains forward-looking statements, which address a variety of subjects including, for example, the sufficiency of CMGI’s cash balances for its future plans, CMGI’s potential future investments in its businesses and through @Ventures, and the expected ability of CMGI to preserve and utilize its capital resources, and increase productivity, to grow its businesses. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to decrease its cash burn rate, improve its cash position, expand its operations and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals;

CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Six months ended
	January 31, 2004	October 31, 2003	January 31, 2003	January 31, 2004	January 31, 2003
Net revenue	$100,279	$94,888	$119,774	$195,167	$232,996

Operating expenses:
Cost of revenue	94,139	87,410	110,549	181,549	214,912
Research and development	—	—	—	—	332
Selling	1,010	1,197	2,193	2,207	4,280
General and administrative	8,785	11,637	12,917	20,422	35,038
Amortization of stock-based compensation	88	102	54	190	109
Impairment of long-lived assets	—	—	24	—	24
Restructuring, net	1,069	1,686	9,041	2,755	9,206

Total operating expenses	105,091	102,032	134,778	207,123	263,901

Operating loss	(4,812)	(7,144)	(15,004)	(11,956)	(30,905)
Other income (deductions):
Other gains (losses), net	908	42,144	23,468	43,052	(34,072)
Minority interest	87	(2,281)	86	(2,194)	151
Equity in income (losses) of affiliates, net	(214)	44	(373)	(170)	(888)
Interest income	1,048	974	785	2,022	1,952
Interest (expense) recovery, net	(380)	(396)	(25,725)	(776)	1,162

Total	1,449	40,485	(1,759)	41,934	(31,695)

Income (loss) from continuing operations before income taxes	(3,363)	33,341	(16,763)	29,978	(62,600)
Income tax expense	1,569	2,989	738	4,558	1,594

Income (loss) from continuing operations	(4,932)	30,352	(17,501)	25,420	(64,194)

Discontinued operations, net of income taxes:
Loss from discontinued operations	(554)	(491)	(165,765)	(1,045)	(212,656)

Net income (loss)	$(5,486)	$29,861	$(183,266)	$24,375	$(276,850)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.01)	$0.08	$(0.05)	$0.06	$(0.17)

Loss from discontinued operations	$—	$—	$(0.42)	$—	$(0.54)

Earnings (loss)	$(0.01)	$0.08	$(0.47)	$0.06	$(0.71)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.01)	$0.07	$(0.05)	$0.06	$(0.17)

Loss from discontinued operations	$—	$—	$(0.42)	$—	$(0.54)

Earnings (loss)	$(0.01)	$0.07	$(0.47)	$0.06	$(0.71)

Shares used in computing basic earnings (loss) per share	399,849	395,735	393,064	397,530	392,873

Shares used in computing diluted earnings (loss) per share	399,849	402,535	393,064	403,758	392,873

CMGI, Inc. and Subsidiaries

Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Six months ended
	January 31, 2004	October 31, 2003	January 31, 2003	January 31, 2004	January 31, 2003
Net revenue:
eBusiness and Fulfillment	$100,067	$94,723	$119,501	$194,790	$232,360
Enterprise Software and Services	—	—	—	—	227
Managed Application Services	212	165	273	377	409

	$100,279	$94,888	$119,774	$195,167	$232,996

Operating income (loss):
eBusiness and Fulfillment	$813	$812	$1,761	$1,625	$2,043
Enterprise Software and Services	—	—	—	—	(966)
Managed Application Services	211	161	264	372	400
Portals	(1,586)	—	869	(1,586)	869
Other	(4,250)	(8,117)	(17,898)	(12,367)	(33,251)

	$(4,812)	$(7,144)	$(15,004)	$(11,956)	$(30,905)

Non-GAAP operating income (loss):
eBusiness and Fulfillment	$2,302	$2,190	$3,149	$4,492	$4,890
Enterprise Software and Services	—	—	—	—	(911)
Managed Application Services	212	161	288	373	424
Portals	(19)	—	963	(19)	963
Other	(4,690)	(5,506)	(6,991)	(10,196)	(20,845)

	$(2,195)	$(3,155)	$(2,591)	$(5,350)	$(15,479)

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of stock-based compensation, long-lived asset impairment and restructuring.

TABLE RECONCILING GAAP OPERATING INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)

GAAP Operating Loss	$(4,812)	$(7,144)	$(15,004)	$(11,956)	$(30,905)
Adjustments:
Depreciation	1,460	2,201	3,294	3,661	6,087
Amortization of stock-based compensation	88	102	54	190	109
Long-lived asset impairment	—	—	24	—	24
Restructuring, net	1,069	1,686	9,041	2,755	9,206

Non-GAAP Operating Loss	$(2,195)	$(3,155)	$(2,591)	$(5,350)	$(15,479)